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                            [Big O Tires Letterhead]


January 10, 1995

VIA FACSIMILE AND REGULAR MAIL

Mr. Horst K. Mehlfeldt
207 Lake Point Drive
Akron, OH  44333

RE:  Engagement Agreement

Dear Horst:

The purpose of this letter is to formalize the agreement between the Board of Directors of Big O Tires, Inc. and yourself regarding investment advisory services provided to the Investment Committee of the Board of Directors.

It is my understanding that the retainer that you will be paid starting
January 1, 1995, will be $2,500 per month. I am not aware of any limitation as to the number of months that will be covered under this agreement. Accordingly, subject to the change in fee structure mentioned above, I do not believe that any further modifications are required to this agreement.

I would prefer to handle this on a fairly informal basis. Accordingly, I prefer not to modify the agreement, but rather to have you accept this letter as an amendment to the fee structure. If you would prefer to have a more formal modification, then please let me know and I will have Phil or Susan draft the appropriate document.

Sincerely,


/s/ John B. Adams
John B. Adams
Executive Vice President
and Chief Financial Officer

JBA:bjw

cc:  Steven P. Cloward
     John E. Siipola
     Philip J. Teigen, Esq.
     Mehlfeldt Consulting File

ACCEPTED AS MODIFICATION OF AGREEMENT DATED SEPT. 22, 1994
Horst Mehlfeldt  Jan. 10, 1995